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                                                                    Exhibit 99.1


MEDIA CONTACT:                                       INVESTOR CONTACT:
Skip Colcord                                         Phil Ruddick
(781) 386-6624                                       (781) 386-6638
colcors@polaroid.com                                 ruddick@polaroid.com




          TWO NEW MEMBERS JOIN POLAROID CORPORATION BOARD OF DIRECTORS

            -COMPANY CONTINUES LONG TRADITION OF EMPLOYEE MEMBERSHIP-

         CAMBRIDGE, Mass. - Alfred Poe, a former senior executive at the Campbell Soup Company and Mars, Inc., and Stephen A. Bernazzani, production engineer at Polaroid's film manufacturing facility in Waltham, joined the board of directors of Polaroid Corporation (NYSE: PRD) on January 1, 2000. Bernazzani assumes the role of non-officer employee board member.

         Poe, 50, who most recently served as chief executive officer of Menudirect, Piscataway, N.J., is currently pursuing startups in the food and food-related industries. In addition to Campbell and Mars, he previously held senior management positions at General Foods and New York Telephone. A member of the State Street Boston Corporation's board of directors, Poe is a 1971 graduate of the Polytechnic Institute of Brooklyn and earned his MBA at the Harvard Business School in 1975.

         Bernazzani, 49, has 30 years of experience at Polaroid and has worked in a series of progressively responsible positions at the company starting in 1969 as an assembly machine operator. He replaces Ronald F. Olsen, who joined the Polaroid board in 1996. Bernazzani earned his ASEE in 1990 at Northeastern University in Boston.

         "Al and Steve bring a wealth of experience and a broad range of perspectives to the Polaroid board of directors. We welcome them and look forward to their contributions," says Gary T. DiCamillo, chairman and chief executive officer of Polaroid Corporation.

         Polaroid Corporation, with annual sales of approximately $2 billion, is the worldwide leader in instant imaging. Polaroid supplies instant photographic cameras and films; digital imaging hardware, software and media; secure identification systems; sunglasses and polarizers to markets worldwide.

Polaroid is a registered trademark of Polaroid Corporation, Cambridge, Mass., USA.

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